                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE


For Immediate Release

                                             Contact:  Carrie Doyle (investors)
                                                       312-580-4865
                                                       Tom Lange (media)
                                                       314-746-1236
                                                       WWW.SMURFIT-STONE.COM


                          STONE CONTAINER CORPORATION,
              A WHOLLY-OWNED SUBSIDIARY OF SMURFIT-STONE CONTAINER
                       CORPORATION, TO ISSUE SENIOR NOTES

CHICAGO, January 17, 2001 -- Stone Container Corporation, a wholly-owned subsidiary of Smurfit-Stone Container Corporation (Nasdaq: SSCC), announced today its intent to sell $500 million of Senior Notes (the "Notes").

         The net proceeds of this issuance (after deduction of expenses, discounts and call premiums) will be used to redeem approximately $495 million of its outstanding public indebtedness.

         The Notes are being sold to qualified institutional buyers in reliance on Rule 144A. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                      # # #

SMURFIT-STONE CONTAINER CORPORATION IS THE PREMIER MANUFACTURER OF PAPER- AND PAPERBOARD-BASED PACKAGING. SMURFIT-STONE HOLDS INDUSTRY-LEADING POSITIONS IN THE PRODUCTION OF CONTAINERBOARD (INCLUDING WHITE-TOP LINERBOARD AND RECYCLED MEDIUM), CORRUGATED CONTAINERS, INDUSTRIAL BAGS, AND CLAY-COATED RECYCLED BOXBOARD; AND IS THE WORLD'S LARGEST PAPER RECYCLER. IN ADDITION, SMURFIT-STONE IS A LEADING PRODUCER OF FOLDING CARTONS, SOLID BLEACHED SULFATE, PAPER TUBES AND CORES, AND LABELS. THE COMPANY OPERATES MORE THAN 300 FACILITIES WORLDWIDE AND EMPLOYS APPROXIMATELY 40,000 PEOPLE.



                                      -4-